Exhibit 10.16

INDEMNIFICATION PRIORITY AGREEMENT

This INDEMNIFICATION PRIORITY AGREEMENT is dated as of                      (this “Agreement”) and is between Artisan Partners Asset Management Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and                     (“Indemnitee”).

WHEREAS, Indemnitee is a director of the Company; and

WHEREAS, Section 12.2 of the Company’s Restated Certificate of Incorporation (the “Certificate”) and Article V of the Company’s Amended and Restated Bylaws (the “Bylaws”) provide for the indemnification by the Company of directors of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) and permit the Company to supplement Indemnitee’s rights to indemnification thereunder; and

WHEREAS, as additional consideration for the services of Indemnitee, the Company has obtained at its expense directors’ and officers’ liability insurance (“D&O Insurance”) covering Indemnitee with respect to Indemnitee’s position as a director of the Company as permitted under Section 5.2 of the Bylaws; and

WHEREAS, in order to induce Indemnitee to serve as a director of the Company, the Company has determined that it is in its best interests to assure Indemnitee of the protection currently provided by the Certificate, the Bylaws and D&O Insurance and to provide certain enhancements to such protection to the extent permitted by the DGCL by entering into an Indemnification Agreement with Indemnitee, dated as of                      (the “Indemnification Agreement”); and

WHEREAS, the Company and Indemnitee desire to enter into this Agreement to clarify the priority of the indemnification and advancement of expenses with respect to certain Jointly Indemnifiable Claims (defined below).

NOW, THEREFORE, in consideration of Indemnitee’s service or continued service to the Company and the premises and the covenants contained herein, the Company and the Indemnitee do hereby agree as follows:

1. Given that certain Jointly Indemnifiable Claims may arise due to the service of the Indemnitee as a director of the Company, the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of (i) the DGCL, (ii) the Certificate, (iii) the Bylaws, (iv) the Indemnification Agreement and (v) any other agreement between the Company and the Indemnitee pursuant to which the Indemnitee is indemnified ((i) through (iv) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities (defined below). Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Company pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Company and (iii) Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Notwithstanding anything to the contrary herein, the Company shall be obligated to reimburse any Indemnitee-Related Entity pursuant to this Agreement only if, when, and to the extent, (i) the Company is required pursuant to one or more Indemnification Sources to make a payment to Indemnitee with respect to a Jointly Indemnifiable Claim, (ii) the Company has not made such payment to Indemnitee, and (iii) the Indemnitee-Related Entity has made such payment to Indemnitee. If and to the extent the Company makes any such payment to an Indemnitee-Related Entity, Indemnitee shall have no rights of recovery against the Company with respect to such payment. The Company and Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Agreement entitled to enforce this Agreement as though each such Indemnitee-Related Entity were a party to this Agreement.

2. For purposes of this Agreement, the following terms shall have the following meanings:

(a) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or the insurer under an insurance policy of the Company) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

(b) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both (i) the Company pursuant to any of the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(c) The term “Proceeding” shall have the meaning ascribed to it in the Indemnification Agreement.

3. No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, spouses, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

4. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

5. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware.

6. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court declines jurisdiction, the courts of the State of Delaware sitting in Wilmington, Delaware and of the United States District Court for the District of Delaware sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such United States District Court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 6(a). Each party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

[Signature Page Follows]

This Indemnification Priority Agreement has been duly executed and delivered to be effective as of the date stated above.

ARTISAN PARTNERS ASSET MANAGEMENT, INC.

By:
Name:
Title:

Address:	875 E. Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202
Attention:	General Counsel
Email:	contractnotice@artisanpartners.com

INDEMNITEE

By:

Address:
Email:
Facsimile:

[Signature Page to Indemnification Priority Agreement]